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                                                                      EXHIBIT 11

                          APPALACHIAN BANCSHARES, INC.

                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE



The following tabulation presents the calculation of basic and diluted earnings per common share for the three-month and nine month period ended September 30, 1999 and 1998.


                                                 Three Months Ended              Nine Months Ended
                                                     September 30                   September 30
                                              --------------------------      --------------------------
                                                 1999            1998            1999            1998
                                              ----------      ----------      ----------      ----------
 BASIC EARNINGS PER SHARE:
      Net Income                              $  347,113      $  306,990      $  851,330      $  838,605

     Earnings on common shares                   347,113         306,990         851,330         838,605

     Weighted average common shares            1,323,624       1,150,321       1,323,335       1,150,050
        outstanding - basic
      Basic earnings per common shares        $      .26      $      .27      $      .64      $      .73
                                              ==========      ==========      ==========      ==========

 DILUTED EARNINGS PER SHARE:
      Net Income                              $  347,113      $  306,990      $  851,330      $  838,605

     Weighted average common shares            1,425,816       1,237,276       1,419,025       1,194,275
        outstanding - diluted
      Diluted earnings per common shares      $      .24      $      .25      $      .60      $      .70
                                              ==========      ==========      ==========      ==========